Exhibit 4

EAGLE BANCORP, INC.

2011 EMPLOYEE STOCK PURCHASE PLAN

The following constitute the provisions of the Eagle Bancorp, Inc. 2011 Employee Stock Purchase Plan.

1.                                      PURPOSE

The purpose of the Plan is to provide employees of the Company and its Designated Subsidiaries with an opportunity to purchase Common Stock of the Company through accumulated after-tax payroll deductions.  The Company intends that the Plan qualify as an “employee stock purchase plan” under §423 of the Internal Revenue Code of 1986, as amended, and the regulations thereunder.  The provisions of the Plan, accordingly, shall be construed so as to extend and limit participation in a manner consistent with the requirements of that section of the Code and the regulations thereunder.  Participation in the Plan is entirely voluntary, and the Company makes no recommendations to employees as to whether they should or should not participate in the Plan.

2.                                      DEFINITIONS

In addition to initially capitalized terms defined elsewhere in this Plan, the following terms as used in this Plan shall have the meanings indicated below:

(a)                      “Applicable Percentage” shall be eighty five percent (85%) for each Offering Period except insofar as the Committee determines otherwise and announces to all eligible Employees a different Applicable Percentage at least fifteen (15) calendar days before the Offering Date of the first Offering Period to which the Applicable Percentage shall apply, provided however, that the Applicable Percentage shall be not less than eighty-five percent (85%) and not more than one hundred percent (100%).

(b)                     “Board” shall mean the Board of Directors of the Company.

(c)                      “Code” shall mean the Internal Revenue Code of 1986, as amended from time to time, and the regulations thereunder.

(d)                     “Committee” shall mean the committee of members of the Board (which shall consist solely of two or more of the Board’s “non-employee directors”) appointed by the Board to administer the Plan as described in Section 13 or, if no such Committee is appointed, by the Compensation Committee of the Board or such committee of the Board with similar responsibilities consisting solely of non-employee directors or otherwise meeting the requirements of Rule 16b-3, or in the absence thereof, the Board.  A “non-employee director” is a member of the Board who (i) is not currently an officer of the Company or a Subsidiary, or otherwise currently employed by the Company or a Subsidiary, (ii) does not receive compensation, either directly or indirectly, from the Company or a Subsidiary, for services rendered as a consultant or in any capacity other than as a director (except for an amount that does not exceed the dollar amount for which disclosure would be required pursuant to Item 404 of Regulation S-K) and (iii) does not possess an interest in any other transaction for which disclosure would be required pursuant to Item 404 of Regulation S-K.

(e)                      “Common Stock” shall mean the Common Stock, par value $0.01 per share, of the Company.

(f)                        “Company” shall mean Eagle Bancorp, Inc., a Maryland corporation.

(g)                     “Compensation” shall mean all base straight time gross earnings of the Employee from the Company or any Subsidiary for the relevant period, including any commissions, exclusive of payments for overtime, shift premiums, incentive compensation, incentive payments, bonuses, income relating to the purchase or other acquisition of shares of Eagle Bancorp, Inc. common stock under any equity based compensation plan maintained by the Company, automobile or expense allowances or reimbursements, excess group life insurance premiums, other remuneration paid in a form other than cash or other extraordinary items of compensation.  For these purposes, Compensation includes any amount that would be included in taxable income but for the fact that it was contributed to a qualified plan pursuant to an elective deferral under §401(k) of the Code or contributed under a salary reduction agreement pursuant to §125 of the Code.

(h)                     “Designated Subsidiary” shall mean any Subsidiary that the Board has designated from time to time in its sole discretion as an employer eligible to participate in the Plan.

(i)                         “Employee” shall mean any individual who is an employee of the Company or a Subsidiary for purposes of tax withholding under the Code.  If the Committee determines that any Designated Subsidiary shall no longer be a Designated Subsidiary, or a Designated Subsidiary ceases to be a Designated Subsidiary because it is no longer a Subsidiary, the employees of such Designated Subsidiary shall automatically cease to be Employees or Participants as of the effective date of such event.  For purposes of the Plan, such employment relationship shall be treated as continuing while the individual is on sick leave or other leave of absence authorized under Company or Subsidiary policies, provided that such leave is for a period of not more than one hundred twelve (112) days, or reemployment upon the expiration of such leave is guaranteed by a written Company or Subsidiary policy, by contract or by applicable law or regulation.

(j)                         “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

(k)                      “Fair Market Value” shall mean, with respect to a share of Common Stock as of a particular Trading Day, if the Company’s Common Stock is listed or otherwise traded on a national securities exchange (including the NASDAQ Capital Market) on such Trading Day, the amount that is the mean of the highest and lowest selling price of the Common Stock on such exchange on such date, or if there were no sales of the Common Stock on such date, then the mean of the latest highest bid and lowest asked prices for the Common Stock during such exchange’s regular trading hours on such date.  If the Common Stock is traded otherwise than on a national securities exchange on the Trading Day in question, then the Fair Market Value shall be the mean between the last reported inside bid and inside asked prices on such Trading Day, or, if there are no bid and asked prices reported on such Trading Day, then the mean between such last reported prices as are reported with respect to the next prior Trading Day not more than 10 calendar days prior to the Trading Day in question.  If no such bid and asked prices were so reported or are not otherwise reasonably and credibly available as determined by the Committee, then the Fair Market Value shall be its fair market value as determined in good faith by the Committee, in its sole and absolute discretion in a manner compliant with applicable provisions of the Code.

(l)                         “Offering Date” shall mean the first day of each Offering Period of the Plan.

(m)                   “Offering Period” shall mean a period of approximately three (3) months commencing on the first Trading Day on or after January 1, April 1, July 1 and October 1 of each year, and terminating on the last Trading Day on or before March 31, June 30, September 30, or December 31, respectively, except as may otherwise be established by the Committee and announced to all eligible Employees in accordance with Section 4(b).

(n)                     “Participant” means an Employee who has elected to participate in the Plan with respect to a particular Offering Period by filing a Subscription Agreement with the Company as provided in Section 5.

(o)                     “Plan” shall mean this 2011 Employee Stock Purchase Plan.

(p)                     “Plan Contributions” shall mean, with respect to each Participant and a particular Offering Period, the after-tax payroll deductions withheld from the Compensation of the Participant and contributed to the Plan for the Participant as provided in Section 6 of the Plan.

(q)                     “Purchase Date” shall mean the last Trading Day of an Offering Period.

(r)                        “Purchase Price” shall mean, with respect to a particular Offering Period, an amount equal to (i) the Applicable Percentage multiplied by (ii) either (A) the Fair Market Value of a share of Common Stock on the Offering Date or (B) the Fair Market Value of a share of Common Stock on the Purchase Date, whichever is lower.

(s)                      “Subscription Agreement” means the subscription agreement, enrollment agreement and/or other forms, agreements or documents authorizing Plan Contributions through payroll deductions and/or regarding other matters related to the Plan on such form(s) as the Committee may designate from time to time.

(t)                        “Subsidiary” shall mean a corporation (as defined in §1-421-1(i) of the Treasury regulations promulgated under §421 of the Code), domestic or foreign, of which not less than fifty percent (50%) of the voting shares are held by the Company or a Subsidiary, and that otherwise qualifies as a “subsidiary corporation” within the meaning of §424(f) of the Code, whether or not such corporation now exists or is hereafter organized or acquired by the Company or a Subsidiary.

(u)                     “Trading Day” shall mean a day on which national stock exchanges in the United States are open for trading.

3.                                      ELIGIBILITY

(a)                                  Any Employee who as of the Offering Date of a given Offering Period satisfies each of the following requirements shall be eligible to participate in such Offering Period under the Plan, subject to the requirements of Section 5(a) and the limitations imposed by §423(b) of the Code and paragraphs (b) and (c) below:

(i) such Employee has been continuously employed by the Company or a Designated Subsidiary for at least twelve (12) months;

(ii) such Employee is customarily employed by the Company or one of its Designated Subsidiaries (A) for at least twenty (20) hours per week and (B) more than five (5) months in a calendar year; and

(iii) if and to the extent such a restriction is established by the Committee and announced to all eligible Employees at least fifteen (15) calendar days before the Offering Date of the Offering Period to which the following restriction permitted by this Section 3(a)(iii) shall apply, such Employee is not (A) an officer of the Company or any Designated Subsidiary subject to the disclosure requirements of Section 16(a) of the Exchange Act and/or (B) a “highly compensated employee” of the Company or a Designated Subsidiary (within the meaning of §414(q) of the Code) with compensation above a level determined by the Committee, in accordance with §1.423(e)(2)(ii) of the Treasury regulations promulgated under §423 of the Code, provided that such exclusion is applied by the Committee in an identical manner to all such highly compensated employees with respect to such Offering Period.

(b)                                 Any provisions of the Plan to the contrary notwithstanding, no Employee shall be granted an option under the Plan: (i) if, immediately after the grant, such Employee (or any other person whose stock would be attributed to such an Employee pursuant to §424(d) of the Code) would own stock and/or hold outstanding options to purchase stock possessing five percent (5%) or more of the total combined voting power or value of all classes of stock of the Company or of any Subsidiary; or (ii) which permits his or her rights to purchase stock under all employee stock purchase plans of the Company and its Subsidiaries to accrue at a rate which exceeds Twenty-Five Thousand Dollars ($25,000) worth of stock (determined at the aggregate Fair Market Value of such stock at the time such option is granted) for each calendar year in which such option is outstanding at any time.

(c)                                  Without limiting the Committee’s authority hereunder, it shall have the power to amend the Plan by changing the conditions for eligibility to participate in the Plan with respect to future Offering Periods, without stockholder approval, if such change is established by the Committee and announced to all eligible Employees at least fifteen (15) calendar days before the Offering Date of the Offering Period to which the change applies, and only if such eligibility conditions comply with the requirements of §423(b)(4) of the Code.

4.                                      OFFERING PERIODS

(a)                                  Subject to paragraph (b) below, the Plan shall be implemented by consecutive Offering Periods of approximately three (3) months duration, with a new Offering Period commencing on the first Trading Day on or after January 1, April 1, July 1 and October 1 of each year (or at such other time or times as may be determined by the Board).  The Committee shall have the power to change the duration and/or the frequency of Offering Periods with respect to future offerings without stockholder approval if such change is announced to all Employees eligible to participate at least fifteen (15) calendar days prior to the Offering Date of the first Offering Period to be affected.

(b)                                 The Committee shall have the power to change the duration and/or frequency of Offering Periods, without stockholder approval, if such change is established by the Committee and announced to all eligible Employees at least fifteen (15) calendar days before the Offering Date of the Offering Period to be affected by the change; provided, however, that no Offering Period shall exceed 27 months.

5.                                      PARTICIPATION

(a)                                  An eligible Employee may become a Participant in the Plan by completing a Subscription Agreement and filing it with the Company’s human resources department at least fifteen (15) calendar days prior to the applicable Offering Date for the Offering Period in which such participation will commence, unless a later time for filing the Subscription Agreement is set by the Committee for all eligible Employees with respect to a given Offering Period.

(b)                                 Payroll deductions shall commence on the first payroll paid on or following the Offering Date and shall end on the last payroll paid prior to the Purchase Date of the Offering Period to which the Subscription Agreement is applicable (unless sooner terminated by the Participant as provided in Section 10).

(c)                                  Unless a Participant timely withdraws pursuant to Section 10 or as otherwise provided in this Plan or such Participant’s then applicable Subscription Agreement, a Participant shall be deemed (i) to have elected to participate in each succeeding Offering Period and (ii) to have authorized the same percentage of his or her Compensation as an after-tax payroll deduction for the purpose of Plan Contributions in succeeding Offering Periods as was in effect for such Participant in the Offering Period prior thereto.

6.                                      PAYROLL DEDUCTIONS

(a)                                  At the time a Participant files his or her Subscription Agreement, he or she shall elect to have after-tax payroll deductions made as Plan Contributions for each pay period during the Offering Period in an amount not exceeding ten percent (10%) of the Compensation which he or she receives for each pay period during the Offering Period.  The minimum payroll deduction which any Participant may designate as Plan Contributions to be deducted for each pay period during an Offering Period shall be ten dollars ($10) per pay period.  Plan Contributions designated as a percentage of after-tax payroll deductions shall be subject to this minimum deduction. The Committee shall have the power to change the amount of the minimum deduction, without stockholder approval, if such change is established by the Committee and announced to all eligible Employees at least fifteen (15) calendar days before the Offering Date of the Offering Period to be affected by the change.

(b)                                 All payroll deductions made for a Participant as Plan Contributions shall be credited to his or her account under the Plan.  A Participant may not make any additional payments or otherwise make Plan Contributions into such account.

(c)                                  During an Offering Period, a Participant may discontinue his or her participation in the Plan as provided in Section 10.  A Participant also may increase or decrease the rate of his or her payroll deductions for a future Offering Period (but not the current Offering Period) by filing with the Company a new Subscription Agreement authorizing a change in payroll deduction rate at least fifteen (15) calendar days before the commencement of the upcoming Offering Period.  A Participant’s Subscription Agreement shall remain in effect for successive Offering Periods unless modified or terminated as provided in this paragraph or in Section 10.

(d)                                 Notwithstanding the foregoing, a Participant’s payroll deductions may be decreased by the Committee to as low as 0% of Compensation at such time during any Offering Period which is scheduled to end during the then-current calendar year (the “Current Offering Period”) at which the payroll deductions would exceed the amount that may be used to purchase Common Stock in accordance with the limitations of §423(b)(8) of the Code and the regulations thereunder or otherwise violate any prohibition of Section 3(b).  Subject to Section 3(b), payroll deductions shall recommence at the rate provided in such Participant’s Subscription Agreement at the beginning of the first Offering Period which is scheduled to end in the following calendar year, unless modified or terminated as provided in paragraph (c) above or in Section 10.

7.                                      GRANT OF OPTION

(a)                                  On the Offering Date of each Offering Period, each Participant shall be granted an option to purchase on the Purchase Date of such Offering Period at the applicable Purchase Price per share up to the number of whole shares of Common Stock determined by dividing such Employee’s payroll deductions accumulated prior to such Purchase Date and retained in the Participant’s account as of the Purchase Date by the applicable Purchase Price per share; provided, however, that the maximum number of shares that any Employee may purchase during an Offering Period shall be the number of shares that results from dividing $6,250 by the Fair Market Value of the Common Stock on the Offering Date; and provided further, that such purchase shall be subject to the limitations set forth in Section 3(b) and Section 12(a).

Exercise of the option shall occur as provided in Section 8, unless the Participant has withdrawn pursuant to Section 10, and such option, unless earlier exercised or terminated, shall expire on the last day of the Offering Period.

8.                                      EXERCISE OF OPTION

Unless a Participant withdraws from the Plan as provided in Section 10, his or her option for the purchase of shares will be exercised automatically on the Purchase Date of the Offering Period, and the maximum number of whole shares subject to the option shall be purchased for such Participant at the applicable Purchase Price per share with the accumulated payroll deductions in his or her account to the full extent possible in accordance with the Plan.  No fractional shares will be purchased.  Amounts representing fractional shares will be carried forward for use in the subsequent Offering Period.  Any cash remaining to the credit of a Participant’s account under the Plan after a purchase by him or her of shares on the Purchase Date (other than amounts representing fractional shares) may not be carried forward for the purchase of shares in a future Offering Period, and will be returned to him or her as soon as practicable.  During a Participant’s lifetime, such Participant’s option to purchase shares hereunder is exercisable only by him or her.

9.                                      DELIVERY AND CUSTODY OF SHARES

(a)                                  If the Committee in its discretion so elects, it (or the Company or a Subsidiary or the Plan, at its direction) may retain from time to time one or more brokerage firms, banks, or other financial institutions or third party Plan Service Providers (as defined in Section 13(b)) to assist in the purchase of shares, delivery of reports, or other ministerial aspects of the administration of the Plan.  The Common Stock purchased by Participants under the Plan shall be held by a third party Plan Service Provider appointed for such purpose by the Committee or its nominee in the name of such Plan Service Provider, its nominee or the Plan.  Such shares may be held by such Plan Service Provider in certificated, book entry form, direct registration or comparable form as instructed by the Committee, and such Plan Service Provider may commingle shares held in its custody in a single account or stock certificate, without identification as to individual employees.  Notwithstanding the foregoing, any such third party Plan Service Provider holding shares shall maintain records of ownership of shares of Common Stock attributable to each Participant on behalf of the Committee. Participants shall receive periodic statements that will evidence all activity in the accounts that have been established on their behalf.  Such statements will be issued by the Plan Service Provider or its nominee.

Alternatively, if the Committee in its discretion so elects, shares purchased by a Participant under the Plan shall be held in an account of a third Party Service Provider in the name of the Participant pursuant to this Section until such shares are sold.

(b)                                 If the Committee so elects, a Plan Service Provider (or its nominee), as agent of the Committee, will hold in custody all shares of Common Stock purchased pursuant to the Plan until the later of: (i) the expiration of twenty-four (24) months following the Offering Date corresponding to the Offering Period during which such shares of Common Stock were purchased (the “Custody Period”); or (ii) the receipt of written instructions from the Participant who purchased such shares after the end of the applicable Custody Period with respect to such shares to have the shares delivered, as and to the extent permitted below.  A Participant may, at any time after the expiration of the Custody Period, by written notice on such form as the Committee may from time to time require, instruct the Plan Service Provider to have all or part of such shares reissued in the Participant’s own name (or that of the Participant and his or her spouse) and have a stock certificate therefor (or evidence of ownership of shares in book entry form or otherwise) delivered to the Participant or his or her agent, including, but not limited to, by deposit into a book entry account or brokerage account of either such Participant or such Participant and his or her spouse.  Any dividends or distributions paid in cash on shares held by the Plan Service Provider for a participating Employee’s account will be transmitted to the Employee.

(c)                                  During the first twelve (12) months of the Custody Period, the Employee will not be entitled to sell or otherwise transfer the shares, other than by will, the laws of descent and distribution, or as provided in Section 14, or an acquisition of shares under the Plan in, or transfer of shares acquired under the Plan into, joint tenancy with the right of survivorship.

10.                               VOLUNTARY WITHDRAWAL; TERMINATION OF EMPLOYMENT

(a)                                  A Participant may withdraw all but not less than all of the Plan Contributions credited to his or her account and not previously used in connection with the exercise of any option under the Plan (or otherwise previously returned to the Participant) by giving written notice of such withdrawal on such form as the Committee may from time to time require and filing it with the human resources department no later than fifteen calendar days prior to the Purchase Date for the applicable Offering Period.  All of the Participant’s payroll deductions credited to his or her account and not previously used to exercise any option under the Plan at any time will be paid to such Participant as soon as practicable after receipt of his or her notice of withdrawal and such Participant’s option for such Offering Period will be automatically terminated, and no further payroll deductions for the purchase of shares will be made during the Offering Period provided that such form is filed at least fifteen calendar days prior to the next pay date.  If a Participant withdraws from an Offering Period, payroll deductions will not resume at the beginning of or otherwise during any subsequent Offering Period unless the Participant subsequently delivers to the Company a new Subscription Agreement, provided, however, that a new Subscription Agreement submitted following a voluntary withdrawal pursuant to this Section 10 shall not be effective for the Offering Period immediately following the Offering Period for which the Participant withdrew Plan Contributions.

(b)                                 Upon the Participant’s ceasing to be an Employee for any reason or upon termination of a Participant’s employment relationship prior to the Purchase Date of an Offering Period for any reason, including retirement or death, the payroll deductions credited to such Participant’s account and not previously used to exercise any option under the Plan at any time will be returned to such Participant or, in the case of such Participant’s death, to the person or persons entitled thereto under Section 14, and such Participant’s option shall automatically terminate.

11.                               DEPOSIT OF FUNDS; NO INTEREST

All Plan Contributions made for a Participant shall be deposited in the non-interest bearing account established for the purpose of holding such funds for the benefit of the Participants in the Plan.  Such account shall be at a bank that is a Subsidiary of the Company or such other institution with deposits insured by the Federal Deposit Insurance Corporation as the Committee may from time to time approve.  Funds of all Participants may be commingled in a single such account meeting each of the foregoing requirements, without identification as to individual Employees. The Company shall maintain or cause to be maintained records sufficient to permit pass through of depositary insurance to the Participants in the Plan whose funds are so held in such account.  No interest shall accrue or be credited to any Participant with respect to a Participant’s Plan Contributions or otherwise.  On the Purchase Date with respect to an Offering Period, funds representing the Purchase Price of all shares of Common Stock purchased by Participant on such Purchase Date shall be paid to the Company from such account.

12.                               STOCK

(a)                                  The maximum number of shares of the Common Stock that shall be made available for sale under the Plan shall be five hundred thousand (500,000) shares, subject to proportional adjustment upon changes in the capitalization of the Company as provided in Section 17, such as a stock dividend or stock split.  If the total number of shares that otherwise would be subject to options granted pursuant to Section 7(a) on the Offering Date of an

Offering Period exceeds the number of shares then available under the Plan (after deduction of all shares for which options have been exercised or are then outstanding), the Company shall make a pro rata allocation of the shares remaining available for option grant in as uniform a manner as shall be practicable.

(b)                                 The Participant will have no interest or voting right in shares covered by his or her option until such option has been exercised.

(c)                                  Shares subject to issuance hereunder may consist in whole or in part of authorized but unissued shares, shares held in treasury 9the the extent permitted by Maryland law), or reacquired shares.  If any option should expire, become unexercisable or be forfeited for any reason without having been exercised, the shares which were subject to such option shall be available for the grant of additional options under the Plan, unless the Plan shall have been terminated.

13.                               ADMINISTRATION; INDEMNIFICATION OF COMMITTEE

(a)                                  The Plan shall be supervised and administered by the Committee.  In the absence at any time of a duly appointed Committee, the Plan shall be so supervised and administered by the Executive Compensation Committee of the Board, or in the absence thereof, by the Board.  The Board may from time to time remove members from, or add members to, the Committee, provided that such members are non-employee directors, as described in Section 2(d).  Vacancies on the Committee, however caused, shall be filled by the Board.  Any action required or permitted to be taken by the Committee may be taken without a meeting if the action is taken by all members of the Committee.  The action shall be evidenced by one or more written consents stating the action taken, signed by each Committee member either before or after the action is taken, and included in the minutes or filed with the corporate records reflecting the action taken.  The Committee shall have full and exclusive discretionary authority to construe, interpret and apply the terms of the Plan, to determine eligibility and to adjudicate all disputes under or otherwise with respect to the Plan. The Committee shall have full power to adopt, amend and rescind any rules deemed desirable and appropriate for the administration of the Plan and not inconsistent with the terms and conditions of the Plan, and to make all other determinations necessary or advisable for the administration of the Plan.  Every finding, decision and determination made by the Board or its committee shall, to the full extent permitted by law, be final and binding upon all parties.  Members of the Board who are eligible Employees are permitted to participate in the Plan except to the extent limited by other provisions of this Plan or applicable law or regulation.  No member of the Board or the Committee shall be liable for any action or determination made in good faith with respect to the Plan or any option granted under it.

(b)                                 The Committee may delegate ministerial duties to such of the Company’s or a Subsidiary’s employees, outside entities and outside professionals as the Committee so determines (any of the foregoing, a “Plan Service Provider”), which Plan Service Providers shall be subject to the overall supervision of the Committee.  Unless permitted by Rule 16b-3 promulgated under the Exchange Act, or any successor provision (“Rule 16b-3”), no discretion concerning decisions regarding the Plan shall be afforded to any person other than the Committee and its members or, to the extent permissible in accordance with any other applicable laws, the Board.

(c)                                  In addition to such other rights of indemnification as they may have as directors, officers, or as members of the Committee, the members of the Committee shall be indemnified by the Company against the reasonable expenses, including attorney’s fees actually and reasonably incurred in connection with the defense of any action, suit, or proceeding, or in connection with any appeal therein, to which they or any of them may be a party by reason of any action taken or failure to act under or in connection with the Plan or any option granted thereunder, and against all amounts paid by them in settlement thereof (provided such settlement is approved by independent legal counsel selected by the Company) or paid by them in satisfaction of a judgment in any such action, suit, or proceeding, except in relation to matters as to which it shall be adjudged in such action, suit, or proceeding that such Committee member is liable for gross negligence or misconduct in performance of his or her duties.

14.                               DESIGNATION OF BENEFICIARY

(a)                                  A Participant may file a written designation (on such form as the Committee may from time to time require) of a beneficiary who is to receive any shares and cash credited to the Participant’s account under the

Plan, in the event of such Participant’s death subsequent to the end of an Offering Period but prior to delivery to such Participant of such shares and/or cash, or the release of any shares to the Participant following the Custody Period.  In addition, a Participant may file a written designation of a beneficiary who is to receive any cash from the Participant’s account under the Plan in the event of such Participant’s death prior to the Purchase Date of an Offering Period. If a Participant is married and the designated beneficiary is not the spouse, spousal consent shall be required for such designation to be effective.

(b)                                 Such designation of beneficiary may be changed by the Participant (and his or her spouse, if any) at any time by written notice.  In the event of the death of a Participant subsequent to a Purchase Date on which an option is exercised but prior to delivery to such Participant of such shares and/or cash and in the absence of a beneficiary validly designated under the Plan who is living at the time of such Participant’s death, the Company shall deliver such shares and/or cash to the executor or administrator of the estate of the Participant, or if no such executor or administrator has been appointed (to the knowledge of the Company), the Company, in its discretion, may deliver such shares and/or cash to the spouse or to any one or more dependents or relatives of the Participant, or if no spouse, dependent or relative is known to the Company, then to such other person as the Company may designate.

15.                               TRANSFERABILITY

Neither Plan Contributions credited to a Participant’s account nor any rights with regard to the exercise of an option or to receive shares under the Plan may be assigned, transferred, pledged or otherwise disposed of in any way (other than by will, the laws of descent and distribution, or as provided in Section 14, or an acquisition of shares under the Plan in, or transfer of shares acquired under the Plan into, joint tenancy with the right of survivorship) by the Participant.  Any such attempt at assignment, transfer, pledge or other disposition shall be without effect, except that the Company may treat such act as an election to withdraw funds in accordance with Section 10.

16.                               REPORTS

Individual accounts will be maintained in the records of the Company and/or the Plan for each Participant in the Plan.  Statements of account will be given to participating Employees at least quarterly, which statements will set forth the amounts of the Plan Contributions, the Purchase Price per share, the number of shares purchased, and the remaining cash balance, if any, as of the date indicated in such statement.  In addition, the Company, a Subsidiary or Plan Service Provider shall deliver to each Participant, throughout the applicable Custody Period(s) of such Participant and at any time such a Participant may make additional Contributions under the Plan in a current or future Offering Period pursuant to an effective Subscription Agreement, all reports, statements, proxies and other information or materials delivered to stockholders of the Company, to the extent that such Participants do not already receive all such reports, statements, proxies and other information or materials.

17.                               ADJUSTMENTS UPON CHANGES IN CAPITALIZATION; MERGER, DISSOLUTION OR LIQUIDATION

(a)                                  Subject to any required action by the stockholders of the Company, the number of shares of Common Stock covered by options under the Plan which have not been exercised and the number of shares of Common Stock which have been authorized for issuance under the Plan but have not yet been placed under option, as well as the Purchase Price per share of Common Stock covered by each option under the Plan which has not yet been exercised, shall be proportionately adjusted for any increase, decrease, change or exchange of shares of Common Stock for a different number or kind of shares or other securities of the Company resulting from a merger, consolidation, recapitalization, reorganization, reclassification, stock dividend, split-up or combination of shares, or similar event in which the number or kind of shares is changed without the receipt or payment of consideration by the Company.  The issuance by the Company or an affiliate of shares of stock of any class, or of securities convertible into shares or stock of another class, for cash or property or for labor or services either upon direct sale or upon the exercise of options or rights or warrants to subscribe therefor, shall not affect, and no adjustment shall be made with respect to, the number, class, or exercise price of shares then subject to options or reserved for issuance under this plan.  If, by reason of any adjustment made pursuant to this paragraph, a Participant becomes entitled to new, additional, or different shares of stock or securities, such new, additional, or different shares of stock or securities shall thereupon be subject to all of the conditions and restrictions which were applicable to the shares of

Common Stock pursuant to the option before the adjustment was made.  No adjustment shall be made that causes the option or the offering in any Offering Period to fail to qualify as an option or offering issued or conducted, as applicable, pursuant to an “employee stock purchase plan” within the meaning of §423 of the Code.

(b)                                 In the event of the proposed dissolution or liquidation of the Company, any Offering Period then in progress will terminate immediately prior to the consummation of such proposed action, unless otherwise provided by the Board. In the event of a proposed sale of all or substantially all of the assets of the Company, or the merger of Company with or into another corporation in a transaction or series of transactions in which the Company is not the surviving corporation or as a result of which the Common Stock will not be entitled to elect the Board, each option under the Plan shall be assumed or an equivalent option shall be substituted by such successor corporation or a parent or subsidiary of such successor corporation, unless the Board determines, in the exercise of its sole discretion and in lieu of such assumption or substitution, to shorten the Offering Period then in progress by setting a new Purchase Date (the “New Purchase Date”).  If the Board shortens the Offering Period then in progress in lieu of assumption or substitution in the event of such a merger or sale of assets, the Board shall notify each Participant in writing, at least fifteen (15) calendar days prior to the New Purchase Date, that the Purchase Date for his or her option has been changed to the New Purchase Date and that his or her option will be exercised automatically on the New Purchase Date, unless prior to such date he or she has withdrawn from the Offering Period as provided in Section 10.  For purposes of this paragraph, an option granted under the Plan shall be deemed to be assumed by the successor of the Company if, following the sale of assets or merger, the option confers the right to purchase, for each share of Common Stock subject to the option immediately prior to the sale of assets or merger, the consideration (whether stock, cash or other securities or property) received in the sale of assets or merger by holders of Common Stock for each share of Common Stock held on the effective date of the transaction (and if such holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding shares of Common Stock); provided, however, that if such consideration received in the sale of assets or merger was not solely common stock of the successor corporation or its parent (as defined in §424(e) of the Code), the Board may, with the consent of the successor corporation and the Participant, provide for the consideration to be received upon exercise of the option to be solely common stock of the successor corporation or its parent equal in fair market value to the per share consideration received by holders of Common Stock in the sale of assets or merger.

18.                               AMENDMENT OR TERMINATION

(a)                                  The Board, or to the extent provided by Section 3(c) or otherwise authorized to do so by the Board, the Committee, may at any time and for any reason terminate or amend the Plan.  Except as provided in Section 18, no such termination shall affect options previously granted, nor shall an amendment make any change to any option theretofore granted which adversely affects the rights of any Participant, provided, however, that the Board may terminate the Plan or any Offering Period on any New Purchase Date if the Board determines that such a termination of the Plan or any Offering Period is in the best interests of the Company and its stockholders.  In addition, to the extent necessary to comply with Rule 16b-3, or §423 of the Code (or any successor rule or provision or any other law or regulation that the Board deems to be applicable), the Company shall obtain stockholder approval in such a manner and to such a degree as required.

(b)                                 Without in any way limiting the generality of Section 18(a), Section 3(c) or Section 4(b), without stockholder consent and without regard to whether any Participant rights may be considered to have been adversely affected, the Committee shall be entitled to change the Offering Periods with respect to future offerings hereunder, limit the frequency and/or number of changes in the amount withheld during an Offering Period, permit payroll withholding in excess of the amount designated by a Participant in order to adjust for delays or mistakes in the Company’s processing of properly completed withholding elections, establish and require forms for use by Participants and require Participants to provide information, representations, warranties and covenants on such forms as the Committee deems necessary, establish reasonable waiting and adjustment periods and/or accounting and crediting procedures to ensure that amounts applied toward the purchase of Common Stock for each Participant properly correspond with amounts withheld from the Participant’s Compensation, and establish such other limitations or procedures as the Committee determines in its sole discretion, in the case of any of the foregoing changes, to be advisable and consistent with the Plan and §423 of the Code.

19.                               NOTICES

All notices or other communications by a Participant to the Company under or in connection with the Plan shall be deemed to have been duly given when received in the form specified by the Company at the location, or by the person, designated by the Company for the receipt thereof.

20.                               CONDITIONS UPON ISSUANCE OF SHARES

(a)                                  Shares shall not be issued with respect to an option unless the exercise of such option and the issuance and delivery of such shares pursuant thereto comply with all applicable provisions of law, domestic or foreign, including, without limitation, the Securities Act of 1933, as amended from time to time, the Exchange Act, the rules and regulations promulgated thereunder, and the requirements of any stock exchange upon which the Common Stock may then be listed, and shall be further subject to the approval of counsel for the Company with respect to such compliance.  As a condition to the exercise of an option, the Company may require the person exercising such option to represent and warrant at the time of any such exercise that the shares are being purchased only for investment and without any present intention to sell or distribute such shares if, in the opinion of counsel for the Company, such a representation is required by any of the aforementioned applicable provisions of law.

(b)                                 Each Participant agrees, by entering the Plan, to promptly give the Company notice of any disposition or purported disposition of shares of Common Stock purchased under the Plan where such disposition or purported disposition occurs within two (2) years after the date of grant of the Option pursuant to which such shares were purchased, which is expected to be the Offering Date with respect to such shares.

21.                               TERM OF PLAN; EFFECTIVE DATE

(a)                                  The Plan shall become effective as of the date the Plan is approved by the affirmative vote of holders of the majority of the shares present in person or represented by proxy and entitled to vote at a meeting of the stockholders of the Company at which a quorum representing a majority of all outstanding voting stock is, either in person or by proxy, present and voting on the Plan.  The Plan shall continue in effect until March 31, 2021, unless earlier terminated under Section 18 or Section 21(b) below.

(b)                                 If the stockholders fail to approve the Plan within one (1) year of its date of adoption by the Board, any options granted hereunder shall be null and void and of no effect.  In addition, if stockholder approval is not obtained within such period, the Plan shall automatically be terminated, unless the Board specifically elects to continue the Plan as an employee stock purchase plan which is not qualified under §423 of the Code.  Further, if such approval is not obtained, any employee who shall have exercised an option prior to such approval shall be treated as having received, as of the date of exercise, with respect to each share of Common Stock purchased, ordinary income in an amount equal to the difference between the Purchase Price and the Fair Market Value of the share on the Purchase Date.

22.                               NO RIGHT TO CONTINUATION OF EMPLOYMENT; NO RIGHT AS A STOCKHOLDER WITH RESPECT TO OPTIONS

In no event shall an Employee’s eligibility to participate or participation in the Plan create or be deemed to create, directly or indirectly, any legal or equitable right of the Employee to continue service with the Company or any Subsidiary, or create in any employee or class of employees any right with respect to continuation of employment by the Company or any Subsidiary, and it shall not be deemed to interfere in any way with the Company’s or any Subsidiary’s right to terminate, or otherwise modify, an employee’s employment at any time.  A Participant shall have no rights as a stockholder with respect to any shares covered by an option until the date payment for such shares is received by the Company (or a Plan Service Provider to which the Committee directs any such funds) upon exercise of an option on a Purchase Date and shares allocated to the Employee’s account.  No adjustment shall be made for dividends (ordinary or extraordinary, whether in cash, securities, or other property) or distributions or other rights for which the record date is prior to such date, except to the extent provided in Section 17 hereof.

23.                               ADDITIONAL RESTRICTIONS OF RULE 16b-3

The terms and conditions of options granted hereunder to, and the purchase of shares by, persons subject to Section 16 of the Exchange Act shall comply with the applicable provisions of Rule 16b-3.  This Plan shall be deemed to contain, and options granted hereunder shall be deemed to contain, and the shares issued upon exercise thereof shall be subject to, such additional conditions and restrictions as may be required by Rule 16b-3 to qualify for the maximum exemption from Section 16 of the Exchange Act with respect to Plan transactions.

24.                               EXPENSES

All costs and expenses incurred by the Company, any of its Subsidiaries or the Committee in the administration of the Plan shall be paid by the Company, except that any stamp duties or transfer taxes applicable to participation in the Plan may be charged to the account of such Participant by the Company. Any and all costs and expenses related to the sale or transfer of shares of Common Stock purchased under the Plan after their initial issuance to a Participant under the Plan shall be the responsibility of such Participant.  All income or other tax obligations relating to a Participant’s participation in the Plan or ownership or sale of shares of Common Stock acquired hereunder shall be the responsibility of such Participant.

25.                               HEADINGS; CONSTRUCTION

The headings in this Plan are for convenience of reference only and in no way define or limit any of the provisions hereof or otherwise affect their construction or effect.  All Section references used herein, unless otherwise specified, refer to Sections of this Plan.